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As filed with the Securities and Exchange Commission on December 14, 2017

Registration No. 333-221509

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 4
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LexinFintech Holdings Ltd.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

27/F CES Tower
No. 3099 Keyuan South Road
Nanshan District, Shenzhen 518052
The People's Republic of China
+86 755 3637 8888
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
801 2nd Avenue, Suite 403
New York, NY 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Will H. Cai, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Matthew D. Bersani, Esq. Shearman & Sterling LLP c/o 12th Floor, Gloucester Tower The Landmark 15 Queen's Road Central Hong Kong +852 2978-8000

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company    ☒

            If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee

Class A Ordinary Shares, par value US$0.0001 per share(1)	27,600,000	$5.50	$151,800,000	$18,899.10(4)

(1)
American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-222020). Each American depositary share represents two Class A ordinary shares.

(2)
Includes Class A ordinary shares that are issuable upon the exercise of the underwriters' over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(4)
Previously paid.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

 EXPLANATORY NOTE

        This Amendment No. 4 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 4 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 3 to the Registration Statement, filed on December 13, 2017.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The post-offering amended and restated memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.4 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors for certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act regarding transactions involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Series A-1 Preferred Shares
K2 Evergreen Partners Limited	July 18, 2014	11,029,412	US$0.244902 million
K2 Partners II Limited	July 18, 2014	27,573,529	US$0.612255 million
Series A-2 Preferred Shares
Matrix Partners China III Hong Kong Limited	July 18, 2014	29,178,338	US$4.0 million
K2 Partners II Limited	July 18, 2014	5,835,668	US$0.80 million
Tenzing Holdings Hong Kong Limited.	May 26, 2016	4,376,751(1)
Series B-1 Preferred Shares
Matrix Partners China III Hong Kong Limited	November 10, 2014	2,059,647	US$2 million
K2 Partners II Limited	November 10, 2014	2,059,647	US$2 million
Series B-2 Preferred Shares
Apoletto Asia Ltd	November 10, 2014	23,634,454	US$27 million
BAI GmbH	November 10, 2014	8,753,501	US$10 million
Matrix Partners China III Hong Kong Limited	November 10, 2014	5,252,101	US$6 million
Huaxing Capital Partners, L.P.	November 10, 2014	2,626,050	US$3 million
JD.com Asia Pacific Investment Limited	March 13, 2015	28,886,555	US$33 million
Series C Preferred Shares(2)
Magic Peak Investments Limited.	May 26, 2016	1	nil
CR High Growth I, L.P.	May 26, 2016	1	nil
Series C-1 Preferred Shares
Magic Peak Investments Limited	October 23,2017	19,916,351(3)	US$49.4 million
Shanghai Huasheng Lingfei Equity Investment (Limited Partnership)	October 23,2017	13,941,446	RMB 229,138,000 (US$34.4 million)
Series C-2 Preferred Shares
CoBuilder Partners Venture Fund L.P.	October 23,2017	1,991,635	US$5 million
HeYi Holdings L.P.	October 23,2017	3,983,270	US$10 million
Ordinary Shares
Officers and employees as a group	From September 16, 2014 to November 8, 2017	Outstanding options to purchase 35,347,725 ordinary shares as of December 13, 2017	Exercise price of US$0.0001

(1)
Re-designated from class C ordinary shares originally issued to Tenzing Holdings 2011 Ltd. in July 18, 2014 to series A-2 preferred share in September 17, 2014.

(2)
In connection with the series C financing of the Company and the issuance of convertible loans in the principal amount of US$85 million by Shenzhen Fenqile, we entered into a series C preferred shares purchase agreements with the Magic Peak Investments Limited and CR High Growth I, L.P. and issued one series C preferred share to each of them for no consideration. The issuance of series C preferred share was to allow these two investors to exercise voting rights in the Company on an as-if converted basis. See also "Management's Discussion and Analysis of Financial Condition and Results Of Operations—Liquidity and Capital Resources." In connection with the conversion of the outstanding principal of the convertible loans into the equity interest of our company, we repurchased and subsequently cancelled one C preferred shares from CR High Growth I, L.P., and re-designated and re-classified one series C preferred share held by Magic Peak Investments Limited as one series C-1 preferred share.

(3)
Include one series C-1 preferred share re-designated and re-classified from the one series C preferred share held by Magic Peak Investments Limited.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index beginning on page II-4 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the ajs, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 LEXINFINTECH HOLDINGS LTD.

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement

3.1	†	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	†	Sixth Amended and Restated Memorandum and Articles of Association of the Registrant, effective upon the completion of this offering

4.1	†	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	†	Registrant's Specimen Certificate for Ordinary Shares

4.3	†	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

4.4	†	Fourth Amended and Restated Shareholders Agreement dated October 21, 2017 between the Registrant and other parties thereto

5.1	†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	†	Opinion of Beijing Shihui Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	†	Share Incentive Plan as amended, of the Registrants

10.2	†	The 2017 Share Incentive Plan of the Registrant

10.3	†	Employment Agreement between the Registrant and its executive officers

10.4	†	Indemnification Agreement between the Registrant and its directors and executive officers

10.5	†	English translation of Exclusive Business Cooperation Agreement between Beijing Shijitong Technology Co., Ltd. and Shenzhen Fenqile Network Technology Co., Ltd. dated November 4, 2014

10.6	†	English translation of Exclusive Option Agreement among Beijing Shijitong Technology Co., Ltd., Shenzhen Fenqile Network Technology Co., Ltd. and shareholders of Shenzhen Fenqile Network Technology Co., Ltd. dated March 1, 2016

10.7	†	English translation of Equity Pledge Agreement among Beijing Shijitong Technology Co., Ltd., Shenzhen Fenqile Network Technology Co., Ltd. and shareholders of Shenzhen Fenqile Network Technology Co., Ltd. dated March 1, 2016

10.8	†	English translation of the Power of Attorney by the shareholders of Shenzhen Fenqile Network Technology Co., Ltd. dated March 1, 2016

10.9	†	English translation of Exclusive Business Cooperation Agreement between Beijing Shijitong Technology Co., Ltd. and Beijing Lejiaxin Network Technology Co., Ltd. dated July 18, 2014

10.10	†	English translation of Exclusive Option Agreement among Beijing Shijitong Technology Co., Ltd., Beijing Lejiaxin Network Technology Co., Ltd. and shareholders of Beijing Lejiaxin Network Technology Co., Ltd. dated July 18, 2014

Exhibit Number		Description of Document
10.11	†	English translation of Equity Pledge Agreement among Beijing Shijitong Technology Co., Ltd., Beijing Lejiaxin Network Technology Co., Ltd. and shareholders of Beijing Lejiaxin Network Technology Co., Ltd. dated July 18, 2014

10.12	†	English translation of the Power of Attorney by the shareholders of Beijing Lejiaxin Network Technology Co., Ltd. dated July 18, 2014

10.13	†	English translation of Exclusive Business Cooperation Agreement between Beijing Shijitong Technology Co., Ltd. and Shenzhen Xinjie Investment Co., Ltd. dated December 22, 2015

10.14	†	English translation of Exclusive Option Agreement among Beijing Shijitong Technology Co., Ltd., Shenzhen Xinjie Investment Co., Ltd. and shareholders of Shenzhen Xinjie Investment Co., Ltd. dated March 10, 2017

10.15	†	English translation of Equity Pledge Agreement among Beijing Shijitong Technology Co., Ltd., Shenzhen Xinjie Investment Co., Ltd. and shareholders of Shenzhen Xinjie Investment Co., Ltd. dated March 10, 2017, and its Supplementary Agreement dated May 10, 2017

10.16	†	English translation of Power of Attorney by the shareholders of Shenzhen Xinjie Investment Co., Ltd. dated March 10, 2017

10.17	†	English translation of Loan Agreement among Beijing Shijitong Technology Co., Ltd. and shareholders of Shenzhen Xinjie Investment Co., Ltd. dated May 10, 2017

10.18	†	English translation of Exclusive Business Cooperation Agreement between Beijing Shijitong Technology Co., Ltd. and Shenzhen Qianhai Dingsheng Asset Management Co., Ltd. dated January 13, 2016

10.19	†	English translation of Exclusive Option Agreement among Beijing Shijitong Technology Co., Ltd., Shenzhen Qianhai Dingsheng Asset Management Co., Ltd. and shareholders of Shenzhen Qianhai Dingsheng Asset Management Co., Ltd. dated March 9, 2017

10.20	†	English translation of Equity Pledge Agreement among Beijing Shijitong Technology Co., Ltd., Shenzhen Qianhai Dingsheng Asset Management Co., Ltd. and shareholders of Shenzhen Qianhai Dingsheng Asset Management Co., Ltd. dated March 9, 2017, and its Supplementary Agreement dated April 13, 2017

10.21	†	English translation of Power of Attorney by the shareholders of Shenzhen Qianhai Dingsheng Asset Management Co., Ltd. dated March 9, 2017

10.22	†	English translation of Loan Agreement among Beijing Shijitong Technology Co., Ltd. and shareholders of Qianhai Dingsheng Asset Management Co., Ltd. dated April 13, 2017

10.23	†	English translation of Agreement of Long-Term Sales of Goods between Shenzhen Fenqile Trading Co., Ltd. and Guangzhou Jingdong Trading Co., Ltd. dated May 1, 2017

21.1	†	Principal subsidiaries, consolidated affiliated entities and subsidiaries of consolidated affiliated entities of the Registrant

23.1	†	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2	†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	†	Consent of Beijing Shihui Law Firm (included in Exhibit 99.2)

24.1	†	Powers of Attorney (included on signature page)

99.1	†	Code of Business Conduct and Ethics of the Registrant

Exhibit Number		Description of Document
99.2	†	Opinion of Beijing Shihui Law Firm regarding certain PRC law matters

99.3	†	Consent of Oliver Wyman Consulting (Shanghai) Limited

99.4	†	Consent of Mr. Wei Wu

†
Previously filed.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on December 14, 2017.

LexinFintech Holdings Ltd.
By:	/s/ JAY WENJIE XIAO Name: Jay Wenjie Xiao Title: Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ JAY WENJIE XIAO Jay Wenjie Xiao		Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2017
* Keyi Chen		Director	December 14, 2017
* Yibo Shao		Director	December 14, 2017
* Jared Yi Wu		Director	December 14, 2017
/s/ CRAIG YAN ZENG Craig Yan Zeng		Chief Financial Officer (Principal Financial and Accounting Officer)	December 14, 2017
*By	/s/ CRAIG YAN ZENG Craig Yan Zeng Attorney-in-fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of LexinFintech Holdings Ltd. has signed this registration statement or amendment thereto in New York on December 14, 2017.

Authorized U.S. Representative
By:	/s/ GISELLE MANON Name: Giselle Manon Title: Service of Process Officer

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 9. UNDERTAKINGS.
LEXINFINTECH HOLDINGS LTD. EXHIBIT INDEX
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES